EXHIBIT 10.3

                    BILLING AND COLLECTION SERVICE AGREEMENT

This Agreement is made in duplicate this 26th day of August, 1998 between

        Yak Communications Inc. (name)
        3460 Bathurst Street (address)
        Toronto, Ontario M6A 2C4 (city and province)

hereinafter referred to as "the Alternate Provider of Long Distance Service" or "the APLDS,"

    and   Bell Canada,
          1050 Beaver Hall Hill
          Montreal, Quebec,

hereinafter referred to as "Bell".

     Whereas Bell has agreed to provide billing and collection services to Eligible Calls to Customers who maintain accounts with Bell, as defined within; and

     Whereas the APLDS wishes to utilize Bell's billings and collection services;

     Bell and APLDS in consideration of the mutual covenants and promises in this Agreement therefore agree as follows:

                         ARTICLE 1 DEFINITIONS

     1.  In this Agreement, these terms will be defined as follows:

     1) "Casual Calls" means calls placed on the APLDS's network using the 10XXX dialing plan, placed from a telephone for which Bell has an account but which is not presubscribed to the APLDS for long distance service.

     b) "Collect Calls" means calls placed on the APLDS's network for which the terminating Customer accepts to be billed when the Customer is not an APLDS subscriber.

     c) "Third Party Call" means calls placed on the APLDS's network which are billed to a third party telephone number, where such third party is not an APLDs subscriber but does not maintain an account with Bell.

     d) "900 Service Calls" means calls placed to an APLDS provided 900 number, from a telephone which maintains an account with Bell but which is not pre-subscribed to the APLDS.

     e) "Customer" means an end use who purchases communications serves from the APLDS and who maintains an account with Bell.

     f) "Bad Debt" means charges for Eligible Calls which have been legitimately billed to Customers, but are not paid by the Customers and which are not disputed by the Customers as described in Bell's billing and collection services procedures which are provided to the APLDS from time to time. Bad Debt specifically excludes charges incurred fraudulently.

     g)   "GST" means applicable Goods and Services Tax.

     h)   "PST" means applicable Provincial Sales Tax.

     i) "Chargeback" means an account receivable which is returned to the APLDS by Bell after it has been included on a Customer's invoice.

     j) "Eligible Calls" mens message toll service calls placed on the APLDS's network as described in Article 2.1

     k) "Recirculated" means held by the APLDS and periodically investigated by the APLDS to determine whether the Customer is a subscriber to the APLDS's services.

     l) "Rebilled" means provided to Bell for inclusion on a Customer invoice subsequent to being previously included on a Customer invoice by Bell.

                       Article 2  SCOPE OF THE AGREEMENT

     2.1 Subject to Articles 2.2, 2.3 and 2.4, Bell will purchase from the APLDS and the APLDS will sell, assign, transfer and set over unto Bell all rights, title and interests in and to the accounts receivable for Eligible Calls accruing to the APLDS.

     Eligible Calls consist exclusively of:

     a) Casual Calls other than casual calls to Long Distance Directory Assistance (LDDA),

     b)   Collect Calls,

     c)   Third Party Calls,

     d) 900 Service Calls, provided that the 900 Service program associated with such calls meets the then current Program Content Guidelines specified in Schedule "C" to the Advantage 900 Accounts Receivable Management (ARM) Agreement approved from time to time by the Canadian Radio- television and Telecommunications Commission, and

     e) Calls placed over the APLDS's network using the '1+ dialing plan, that appear to be Casual Calls, provided that the calls have been Recirculated by the APLDS for at least 14 days.

          Bell will not purchase from the APLDS and the APLDS will not sell, assign, transfer and set over unto Bell the accounts receivable for any other types of calls.

     2.2 Even for Eligible Calls, Bell will not purchase accounts receivable if they contain the following types of charges, or if such accounts receivable are purchased, Bell may return them or charge them back to the APLDS and Bell shall be entitled to recover the full amount of all payments made by Bell to the APLDS for such accounts receivable, including taxes, and to retain any charge applied by Bell pursuant to Article 6 and 7 hereof.

     a) For which there are invalid entries in the fields of the associated call detail records provided by the APLDS, as defined by the technical specification of the services which are provide to the APLDS from time to time by Bell,

     b) For which the associated call detail records do not pass edits for validity and consistency or the charge cannot otherwise be billed to a Customer,

     c) Associated with domestic and Canada-USA calls which are more than 60 days old when first received by Bell and Rebilled calls which are more than 120 days old when received by Bell,

     d) Associated with overseas calls which are more than 120 days old when first received by Bell and Rebilled overseas calls which are more than 180 days old when received by Bell,

     e) Associated with calls charged to accounts outside of Bell's operating territory, including accounts in independent company territories,

     f)   Associated with calls charged to non-existent accounts,

     g)   Associated with calls for which the charge has been duplicated,

     h) Associated with Third Party Calls or Collect Calls where the charges for such calls have not been validated by the APLDS by obtaining the concurrence of the billed party at the time each such call was made,

     i) Associated with calls where the Customer denies knowledge of the call, requests an adjustment due to dialing error, or any other conditions as described in the billing and collection services procedures which are provided to the APLDS from time to time by Bell,

     j)   Associated with fraudulent or suspected fraudulent calls, and

     k)   Associated with calls that are Rebilled more than once.

     2.3 Notwithstanding anything herein, Bell will not purchase and the APLDS will not sell, assign, transfer or set over the accounts receivable for 900 Service Calls associated with programs that do not comply with the then current Program Content Guidelines as specified in Schedule "C" to the Advantage 900 Accounts Receivable Management (ARM) Agreement approved from time to time by the Canadian Radio-television and Telecommunications Commission. In the event that the APLDS provides accounts receivable for 900 Service Calls associated with programs that do not comply with the Program Content Guidelines, Bell may return the accounts receivable to the APLDS and recover the full amount of the charge including taxes and retain any charges applied by Bell pursuant to Article 6 and 7 hereof and, at its discretion, terminate the billing of charges for 900 Service Calls under the Agreement, subject to the procedures for termination specified in
     Article 12.

     2.4 Title to the account receivable which Bell purchases and the APLDS sells, assigns, transfers or sets over pursuant to this Agreement will be deemed to have passed to Bell upon such account receivable's successful completion of all Bell pre-billing edits.

     2.5 In the event an account receivable is charged back to the APLDS, title to such account receivable shall be deemed to have reverted to the APLDS upon the APLDS's receipt of the Chargeback record applicable to such account receivable.

     2.6 The APLDS will record all necessary billing details, as defined by the technical specifications of the services which are provided to the APLDS from time to time by Bell, for all Eligible Calls by Customers, calculate the amounts owing including taxes, and forward the billing records to Bell. Bell will include the relevant charges in statements distributed to Customers responsible for the payment of the Eligible Calls.

     2.7 The provision of billing and collection services to the APLDS does not preclude Bell from providing billing and collection services or any other service to any other parties, including any other alternative providers of long distance service.

Article 3  RIGHTS AND RESPONSIBILITIES OF BELL

     3.1 Bell will make available to the APLDS the following billing and collection services in accordance with the terms and conditions contained herein, any applicable provisions of Bell's Terms of Service and tariffs and the technical specification of the services which are provided to the APLDS from time to time by Bell:

          a) Preparation and rendering of bills for charges associated with Eligible Calls by Customers and which charges have been purchased by Bell.

          b) Collection of payments for charges relating to Eligible Calls made by Customers of the APLDS, including appropriate taxes which will be remitted by the APLDS to the appropriate governments as specified in Article 5.

          c) Answering of Customer questions regarding charges billed by Bell for Eligible Calls provided by the APLDS, excluding questions about the details of the APLDS's services, rates, rate structures and similar matters.

          d) Application of credits and adjustments to Customer accounts, in accordance with the billing and collection services procedures which are provided by Bell to the APLDS from time to time.

     3.2 Customer billing records which do not pass edits for validity and consistency will be returned to the APLDS unprocessed and Bell will not purchase such accounts receivable from the APLDS. The edits for validity and consistency are described in the technical specifications of the services which are provided to the APLDS from time to time by Bell.

     3.3 Accounts receivable for which Bell does not collect payment from the Customer may be returned to the APLDS as provided for in Article 2, except as provided for in Article 3.4. For these Chargebacks, Bell will return tot he APLDS such call detail information as is provided for in the technical specifications of the services which are provided to the APLDS from time to time by Bell. For these Chargebacks, Bell will recover from the APLDS the full amount of all payment made by Bell to the APLDS for the accounts receivable, including taxes, and will retain any charges applied by Bell pursuant to Articles 6 and 7 hereof.

     3.4 Account receivable which became Bad Debt will not be charged back to the APLDS, except as otherwise provided for in Articles 2.2, 2.3 and 3.2.

     3.5 The parties hereto agree and the APLDS represents to Bell that Bell will have full power and authority, at any time, to notify any person who will be concerned with the assignment of the accounts receivable or otherwise affected by it, of the fact that said assignment has been made. Furthermore, the APLDS, at Bell's request, will notify any person who will be concerned with the assignment of the accounts receivable or otherwise affected by it, of the fact that said assignment has been made.

     3.6 The parties hereto agree and the APLDS represents to Bell that Bell will have full power and authority to register any and all financing statements and other similar documentation under any applicable legislation so as to protect and perfect its interest in the accounts receivable. The APLDS agrees to execute or obtain execution of all necessary consents required to give effect to this Article 3.

     3.7 At any time during the continuance of this Agreement, Bell will have the right to sell, assign, transfer and set over the accounts receivable with all or any rights, title and interests therein to any person, firm or corporation, and the assignee thereof will acquire and possess all the powers, rights and interests granted under this Agreement and will be subject to any obligations to Bell hereunder.

     3.8. For any call purchased as an account receivable by Bell and subsequently charged back to the APLDS pursuant to Article 2.2i), 2.2j) and 2.2k) in accordance with the applicable tariffs, Bell shall provide to the APLDS the Customer's name, telephone number and billing address associated with such a call.

     3.9 All information provided to the APLDS pursuant to this Agreement is provided in confidence for the exclusive use of the APLDS. The APLDS is responsible for protecting the confidentiality of this information and may not provide, disclose or resell this information to any third party, including, but without restricting the generality of the foregoing, any agents, affiliates, co-venturers, etc.

     3.10 All information provided to the APLDS pursuant to this Agreement, including, but without restricting the generality of the foregoing, the name, telephone number and billing address of any Customer, may only be used for the purpose of billing Eligible Calls. Without limiting the generality of the foregoing, the APLDS may not use any information provided pursuant to this Agreement for telemarketing purposes. For the purposes of this Agreement, telemarketing shall include, but not be restricted to, the promotion by the APLDS or by any person or entity, of the APLDS or its services or products, or of a third party or its services or products, by any means.

          Notwithstanding the foregoing, the APLDS may disclose a customer's name and address to an agent whom it has retained in the collection of Eligible Calls of that customer, provided the information is required for, and is to be used only for, that purpose and the APLDS has implemented appropriate safeguards to protect the privacy of customers.

Article 4.  RIGHTS AND RESPONSIBILITIES OF THE APLDS

     4.1 The APLDS will record all necessary billing details for all Eligible Calls by Customers including calculation of all amounts owing including taxes. The billing details will be provided to Bell in accordance with the technical specifications of the services which are provided to the a from time to time by Bell. The APLDS is solely responsible for the accuracy of the billing details provided to Bell.

     4.2 The APLDS will only submit to Bell account receivable for Eligible Calls, as described in Article 2. The APLDS agrees that for any other accounts receivable which are submitted to Bell, Bell may return or charge back the accounts receivable to the APLDS. In such event, Bell will recover the full amount of all payments madeby Bell to the APLDS for the accounts receivable, including taxes, from the APLDS in accordance with Article 6 hereof and the APLDS will be required to pay the Bell charges as described in Article 7.

     4.3 The APLDS is responsible for calculation and remittance of taxes, as described in Article 5.

     4.4 The APLDS must provide for the use of Customers an inquiry telephone number and must be accessible at the inquiry telephone number to respond to Customer inquiries at not charge to any user of such service. The APLDS must speak directly to anyone who has contacted the APLDS via the inquiry telephone number within 24 hours of receipt of any such contact.

Article 5  TAXATION

     5.1 Both parties acknowledge that federal and provincial sales or other consumption taxes, including GST and PST, may apply to the charges for calls provided by the APLDS. The APLDS will be responsible for determining all of the taxes applicable to the provision of its services and which must be levied on a Customer.

     5.2 The APLDS will calculate and provide to Bell the applicable amounts of all taxes due on all charges forwarded to Bell for billing purposes.

     5.3 Bell will bill and collect the taxes provided by the APLDS, on behalf of the APLDS, unless Bell identifies the Customer as tax exempt (for either, or both, of GST and PST). If a Customer is tax exempt, the appropriate tax, or taxes, will be removed, other taxes will be recalculated by Bell, if necessary, and the revised tax amounts will be billed. Bell will report to the APLDS the amount of tax, or taxes, that have been removed or adjusted.

     5.4 The APLDS will be responsible for the remittance of the taxes to the appropriate government authorities.

     5.5 In any event, the APLDS will indemnify and hold Bell harmless for any outstanding taxes which may subsequently be claimed against Bell as purchaser oft he account receivable arising from the APLDS's failure to promptly notify Bell of applicable taxes or to remit all applicable taxes.

Article 6  PAYMENT FOR ACCOUNT RECEIVABLE

     6.1 Bell will pay to the APLDS an amount equal to the full value of each account receivable recorded less an accounts receivable management discount, as detailed in the applicable tariffs, to account for Bad Debt associated with the accounts receivablepurchased from the APLDS, and less all associated charges specified in this Agreement to the APLDS including the full amount of each account receivable returned or charged back to the APLDS. The resulting amount will be paid to the APLDS within forty-five
     (45) days of the last day of the calendar month for which the account receivable was recorded by Bell, or, in the event of that full payment is not made by this time, interest will subsequently accrue on any outstanding balance at the rate of 1% per month.

     6.2 In the event that the accounts receivable management discount plus the associated charges to the APLDS plus the full amount of all accounts receivable returned and charged back to the APLDS exceeds the full value of the accounts receivable recorded during a calendar month, the APLDS will pay to Bell the difference forty-five (45) days from the last day of that monthly or thirty (30) days from the issuance of Bell of an accounting showing such difference for the month, whichever occurs later.

     6.3 All monthly accounts will be deemed to have been accepted by the APLDS if no written objection will have been made thereto within one hundred and twenty (120) days from the date specified on such account. Any agreed adjustments arising from any such objection will be reflected in the next feasible monthly settlement payment.

     6.4 In the event that the APLDS submits a written objection to Bell, Bell shall review the accounts in respect to which the objection shall have been made and shall render its decision regarding the objection to the APLDS within thirty (30) days. Bell's decision shall be final.

     6.5 In the event that Bell experiences Chargebacks from Customers following the expiration or termination of this Agreement, the APLDS agrees to pay Bell the full amount of the accounts receivable charged back plus the associated charges forty-five (45) days from the last day of the month during which the Chargebacks occur.

Article 7  RATES AND CHARGES

     7.1 In consideration of Bell providing billing and collection services to the APLDS as described in this Agreement, Bell will charge the APLDS and the APLDS will pay rates and charges as detailed in the applicable tariffs.

Article 8  AUTHORIZATION

     8.1 The APLDS expressly authorizes Bell to use the name of the APLDS for the purpose of identifying the APLDS on whose behalf the call is being billed in the collection of all accounts receivable.

Article 9  ACCOUNTING TO THE APLDS

     9.1. Bell will provide reports to the APLDS, including an accounting of the payment due to the APLDS for the accounts receivable purchased by Bell. The reports will be provided according to the technical specifications of the services which are provided to the APLDS from time to time by Bell.

     9.2 Any report provided to the APLDS will be deemed to be correct unless the APLDS notifies Bell of any discrepancy therein, within sixty (60) days from the date the report is issued by Bell.

     9.3 In the event that an error is made by Bell in the preparation of any report, Bell's liability will be limited to correcting the same and to modifying the report accordingly in the next of the same.

     9.4 The reports described in this article will be the only documentation conclusive with respect to accounts receivable and call volumes.

Article 10  LIMITATION OF LIABILITY

     10.1 Bell' s liability shall be subject to the provisions regarding liability in its Terms of Service. Without restricting the generality of the foregoing, Bell will not be responsible to the APLDS for direct, indirect, special, incidental or consequential damage or loss in connection with or arising out of the performance or non-performance of the terms of this Agreement howsoever caused, including, without limiting the foregoing, any business or economic loss, notwithstanding that Bell had been advised or is aware of the possibility thereof.

     10.2 The provisions of this Article 10 will survive the expiration or termination of this Agreement.

Article 11 TERM

     11.1 This Agreement will be deemed to come into force on the 26th day of August, 1998 and will be effective for an initial period of two years from this date and will continue afterwards for successive month-to-month periods under the same terms and conditions unless and until terminated by either party upon sixty (60) days' prior written notice to the other party, or pursuant to the provisions of this Agreement concerning termination.

Article 12 TERMINATION

     12.1 Except as provided hereinafter, in the event that either party will be in breach of any of the terms of this Agreement, or, without restricting the generality of the foregoing, of any laws applicable thereto, regulations or Bell tariffs, the other party may, by notice to the party in default, require the remedy of said breach or the performance of the obligations hereunder. If the party so notified fails to remedy or perform within ten (10) days of the receipt of such notice, the other party may, without prejudice to all its rights and remedies, in respect of breach of contract, subject to the terms of this Agreement, terminate this Agreement as specified in Article 12.7 below.

     12.2 When one party (the party in default) has received notification from the other party (the party not in default) pursuant to Article 12.1 of this Agreement and notwithstanding that the party in default has remedied such breach or has performed said obligation, in the event at any time thereafter that such party in default is found by the party not in default to have breached or to have failed to perform in respect of the same provision(s) of this Agreement under which notification was first provided pursuant to Article 12.1, the party not in default will have the right as its sole discretion to terminate this Agreement as specified in Article
     12.7 below.

     12.3 If in Bell's reasonable judgment, the provision of billing and collection services under this Agreement give rise to an unreasonable number of Customer complaints, Bell may terminate this Agreement upon thirty (3) days prior written notice to the APLDS.

     12.4 In the event that the Chargebacks associated with the APLDS's accounts receivable are at a level of 15% or more of the total accounts receivable for two (2) consecutive months, or if the Bad Debt associated with the APLDS's accounts receivable is at a level of 10% or more of the total accounts receivable for two (2) consecutive months, Bell may, at its sole discretion, terminate this Agreement as specified in Article 12.7 below.

     12.5 Subject to the terms of this Agreement, any termination of this Agreement for breach of any of its terms will be without prejudice to all rights and remedies available to the party terminating this Agreement in respect of such breach.

     12.6 Notwithstanding Article 12.7 below, if one of the parties becomes insolvent or if insolvency or bankruptcy proceedings of any kind are initiated against a party, if a party is placed in receivership or if a party has to perform a transfer of property in favor of its creditors or its property is placed under sequestration or is subject to liquidation, the other party may, upon notice, immediately terminate this Agreement.

     12.7 Prior to termination of this Agreement, the party terminating the Agreement shall provide the other party with ten (10) days prior written notice stating the reason for termination and the scheduled termination date. Additionally, at least twenty-four hours prior to termination, the party terminating the Agreement shall advise the other party that termination is imminent.

     12.8 If this Agreement is terminated by the APLDS prior to the end of the contract term, a charge equal to the remaining balance of monthly subscription fees shall apply for the contract term.

     12.9 Without restricting the generality of the foregoing , all provisions of this Agreement regarding amounts payable to Bell for services provided to the APLDS shall survive termination of this Agreement.

Article 13 NON-WAIVER

     13.1 The failure of either party, at any time, to require performance by the other party of any provision, condition or covenant hereof will, in no way, affect its right thereafter to enforce the provision, condition or covenant, nor will the waiver by either party of any breach of any provision, condition or covenant hereof be taken or held binding upon the party, unless in writing, and the waiver will not be taken or held to be a waiver of any future breach of the same provision, condition or covenant.

Article 14 ENTIRE AGREEMENT

     14.1 This Agreement, together with all matters incorporated by reference, constitutes the entire Agreement between the parties with regard to matters dealing with under this Agreement and there are no other conditions or warranties, expressed, implied or statutory, applicable to the subject matter hereof.

Article 15 ASSIGNMENT

     15.1 Except as provided herein, neither party will assign or transfer this Agreement, or any rights or privileges hereunder, in whole or in part, without the written prior approval of the other, provided however that nothing herein will prevent Bell from assigning or transferring this Agreement to a subsidiary or affiliate of Bell without the consent of the other party.

     15.2 This Agreement will be binding upon the respective successors and permitted assigns of the parties hereto.

Article 16 GOVERNING LAW

     16.1 The terms of this Agreement will be governed by the law of the province where this Agreement is executed by the last signing party. In the absence of any indication to that effect on this Agreement, the law of the Province of Ontario will apply.

Article 17 REGULATORY APPROVAL

     17.1 This Agreement, including the rates, terms and conditions specified herein and in the applicable tariffs, are subject to all applicable regulatory approvals. Such rates, terms and conditions may be modified from time to time in accordance with and subject to the approval of the Canadian Radio, Television and Telecommunications Commission.

Article 18 INTERPRETATION

     18.1 The headings appearing in this Agreement have been inserted as a matter of convenience and for reference only and, in no way, define, limit or enlarge the scope or meaning of this Agreement or of any provisions hereof.

     18.2 Whenever a word importing the singular number only is used in this Agreement, such word will include the plural and words importing either gender or firms or corporations will include the persons or other genders and firms or corporations where applicable. Any reference to the term of this Agreement will, unless the context otherwise requires, be deemed to include any renewals hereof.

Article 19 SEVERABILITY

     19.1 If any clause or clauses or part or parts of clauses in this Agreement be illegal or unenforceable, it or they will be considered separate and severable from the Agreement and the remaining provisions of the Agreement will remain in full force and effect and will be binding upon the parties hereto as though the said clauses or part or parts of clauses had never been included, provided, however, that in the events that the removal of such clause or clauses renders this Agreement ineffective in the assessment of Bell, Bell shall have the right to terminate this Agreement as specified in Article 12.7

Article 20 NOTICES

     20.1 Any notice or other communication hereunder will be in written form and will be sufficient if delivered personally, by facsimile or by pre-paid registered mail to the address of the

     APLDS as follows:

          Yak Communications, Inc.
          3460 Bathurst Street
          Toronto, Ontario M6A 2C4

     and to Bell at the following address:

          Andy Zankowicz
          Bell Canada - Carrier Services
          2 Fieldway Road, Floor 11
          Toronto, Ontario M8Z 3L2

     20.2 The date of receipt of such communication will be the first business day following the date sent, if delivered personally or by facsimile, or, if sent by pre-paid registered mail, will be deemed to be the fifth business day after the same will have been mailed, except in the event of a mail strike this latter presumption will not apply.

     20.3 Either party may change its address for notice under Article 20 without obtaining consent from the other party, provided, however, that it notifies the other party in writing of its new address.

Article 21 FORCE MAJEURE

     21.1 Neither party will be held liable for any delay or failure in performance of any party of this Agreement in the event of force majeure or for any cause beyond the reasonable control of the party concerned. In particular, and without limiting the above, the parties will be excused from the performance of their obligations under this Agreement where failure to comply with any of the terms or conditions of this Agreement will be caused by an act of God, strike, walk out, public enemy, war, civil commotion, riot, judicial or government order, other requirement of law, or any other cause or whatsoever nature or kind beyond the reasonable control of either party.

Article 22 LANGUAGE

     22.1 This agreement has been prepared and drawn up in the English language at the express wish of the parties. Le present contrat a ete prepare et redige en anglais a la demande expresse des parties.

    IN WITNESS WHEREOF the parties have executed this Agreement

This 26th day of August, 1998, in the City of Toronto Province of Ontario by the APLDS Yak Communications (USA), Inc.


Witnessed by:                   (     Per /S/ CHARLES ZWEBNER
                                )
/s/ Moshe Friedman              (     Charles Zwebner
 (Signature of Witness)         )
                                (     President
Moshe Friedman                  )
(Name of Witness)               (     (PLEASE PRINT OR TYPE NAME
                                )     AND TITLE OF PERSON WHO
                                      ACTUALLY SIGNS)
(Address)

                                      AND

This 28th day of August, 1999, in the city of Toronto Province of Ontario by Bell Canada

Witnessed by:                   (     Per /S/ B.R. DIXON
                                )     -------------
  /S/DEBORAH KING               (     B.R. Dixon Name
  (Signature of Witness)        )
                                (     V.P. Carrier Services Title
  Deborah King                  )
  (Name of Witness)             (     (PLEASE PRINT OR TYPE NAME
                                )     AND TITLE OF PERSON WHO
                                (     ACTUALLY SIGNS)
  (Address)